UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

SECURITIES EXCHANGE ACT OF 1934

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

OAKTREE SPECIALTY LENDING CORPORATION

(Name of Registrant as Specified in its Charter )

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MERGER PROPOSED – YOUR VOTE IS VERY IMPORTANT

Our Board of Directors unanimously recommends that you respond to this solicitation by voting FOR each of the proposals described in the enclosed proxy materials.

Dear Shareholder,

We are pleased to invite you to participate at the Annual Meeting of Stockholders of Oaktree Specialty Lending Corporation (“OCSL”), to be held virtually on March 15, 2021 at 10:00 a.m., Pacific Time, at the following website: www.virtualshareholdermeeting.com/ocsl2021. Enclosed are the proxy materials, which describe the proposals to be considered at the meeting in detail. At the meeting, you will be asked to consider and vote on several items, including a proposal related to our proposed merger with Oaktree Strategic Income Corporation (“OCSI”).

We believe the proposed merger between OCSL and OCSI is a compelling combination that will provide multiple benefits to shareholders of OCSL. We believe that the merger:

✓    Enhances Shareholder Value: The merger is expected to be accretive to the net investment income of the combined company, reflecting anticipated operational synergies resulting from the elimination of duplicative expenses, interest expense savings resulting from a streamlined capital structure, the two-year base management fee waiver and the rotation of legacy OCSI assets into higher-yielding investments

✓    Increases Scale: The combined company will have more than $2 billion of total assets and over $1 billion of net assets

✓    Improves Secondary Market Liquidity: The larger market capitalization of the combined company may improve trading liquidity and lead to broader equity research coverage

✓    Enhances Portfolio Diversification: The merger will result in a greater diversification through a larger portfolio size and more individual borrowers

✓    Will Result in a Seamless Portfolio Integration: The combination of two known investment portfolios with significant investment overlap will help to facilitate a seamless portfolio integration

✓    Improves Access to Debt Capital: The larger scale of the combined company may improve access to more diverse, lower cost sources of debt capital

In addition, Oaktree Fund Advisors, LLC, the external manager of OCSL and OCSI, has agreed to waive a total of $6 million of base management fees for the eight calendar quarters beginning in the first full quarter after the merger closes.

Your vote and participation are very important to us, no matter how many or few shares in OCSL you own. We encourage you to review the enclosed proxy materials carefully and vote your shares using any one of the methods described below. Your prompt response will help us meet shareholder approval requirements before the meeting, thereby reducing the risk of postponement. If you have any questions about voting, please call our proxy solicitor, Broadridge, at 1-844-557-9030.

Thank you for your continued support of OCSL.

Sincerely,

Armen Panossian Chief Executive Officer & Chief Investment Officer	Mathew Pendo President & Chief Operating Officer

    FOUR WAYS TO VOTE

ONLINE	PHONE	QR CODE	MAIL

WWW.PROXYVOTE.COM Please have your proxy card in hand when accessing the website. There are easy-to-follow directions to help you complete the electronic voting instruction form.	WITH A PROXY CARD Call 1-800-690-6903 with a touch-tone phone to vote using an automated system.	WITH A SMARTPHONE Vote by scanning the Quick Response Code or “QR Code” on the Proxy Card/VIF enclosed.	VOTE PROCESSING Mark, sign and date your ballot and return it in the postage-paid envelope provided.	PROXY QUESTIONS? Call 1-844-557-9030

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